Exhibit 99.1


                  TRANSNET CORPORATION REPORTS YEAR END RESULTS


/FOR IMMEDIATE RELEASE/                                  Contact: Steven J. Wilk
                                                                  (908) 253-0500


Branchburg, New Jersey, September 29, 2005: TRANSNET CORPORATION (OTCBB: TRNT) announced its results for the fiscal year ended June 30, 2005.

TransNet reported that for the fiscal year ended June 30, 2005, revenues increased to $34,040,991 as compared to revenues of $30,599,664 for the fiscal year ended June 30, 2004, and reported a net loss for fiscal 2005 of $1,376,278 or $0.29 per share, as compared with a net loss of $1,129,549 or $0.24 per share for fiscal 2004.

Steven J. Wilk, President said, "During fiscal 2005, we continued our investment in enhancing and increasing our level of expertise in IP Telephony and Security for corporations, educational institutions, and governmental agencies. We believe offer our shareholders great opportunities for growth these areas. We are pleased to report that these efforts resulted in a 23% and 11.25% increase in revenue for the quarter and year ended June 30, 2005, respectively. In addition, service related revenue for the quarter ended June 30, 2005 increased by 29.6%. As we continued building this new and exciting practice, we increased our payroll to hire and train some of the most talented and experienced engineers in the marketplace. In addition, we created new positions relating to project management, scope of work analysis and preparation, and contract compliance. Although these expenses offset revenues, we are indeed confident that our vision and our investment will result in long-term success for our company, employees, clients, and shareholders.

As of June 30, 2005, we had in excess of $8,000,000 in open orders, and as of September 28, 2005, had received "Notices to Proceed" for over $9,000,000 worth of new business with the School Construction Corporation ("SCC") of New Jersey. This business relates to the construction of new schools in New Jersey, and our ability to design and implement their computer, security, and communications networks resulted in our selection to perform this work. Over the past three years, we have added a focus on institutions of higher learning, including the various colleges and universities in the tri-state area, and Pennsylvania. We believe this to be a natural "add-on" to our focus on K-12 institutions because many colleges and universities plan to upgrade their computer and communications networks to help reduce their overall costs as the already high cost of tuition continues to increase. We have been awarded, and are also in the bidding process for, many multi-million dollar projects with some of the most revered colleges and universities in the country. For the quarter ended September 30, 2005, we anticipate earnings of $.02 to $.04 per share, and continued double-digit revenue growth.

As fiscal 2006 gets under way, we are extremely optimistic regarding opportunities relating to IP Telephony and Security. We continue to see certain erosion in business related to Fortune 500 corporations, however, as they continue to pursue business relationships with larger, global partners. To that end, our largest support client, a Fortune 500 company, signed an agreement with a global support organization that encompasses some lower margin service work originally awarded to TransNet. While we will continue to have a significant presence at this client's New Jersey locations, this change will reduce overall billing to this client. We are confident that our focus on higher margin services related to IP Telephony and Security will lead to continued growth and opportunities that will help compensate for this reduction.

We are pleased to announce that at the end of fiscal 2005, TransNet was awarded Silver Certification by Cisco Systems, Inc. This certification recognizes our high level of expertise and experience, and also extends to TransNet greater discount levels on future purchases of Cisco IP and Security related equipment, which in turn will result in greater profits for the company."


ABOUT TRANSNET
TransNet Corporation is a leading IT support organization for corporate and educational clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                 (Table follows)

                       TRANSNET CORPORATION AND SUBSIDIARY

                                                    Twelve Months Ended
                                                         June 30,
                                              2005                      2004
                                              ------------------------------

Revenue                                     $34,040,991             $30,599,664
Pre-Tax (loss)                              ($1,808,065)            ($1,129,549)
Net (loss)                                  ($1,376,278)            ($1,129,549)
Basic and diluted net loss per share             ($0.29)                 ($0.24)
Weighted average shares outstanding:
   Basic                                      4,818,304               4,779,973
   Diluted                                    4,818,304               4,779,973


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